Exhibit 10.29

FORM FOR NON-EMPLOYEE TRUSTEES HOLDING

RSUS SUBJECT TO 409A

(NO SUBSEQUENT DEFERRAL ELECTION)

[RAIT FINANCIAL TRUST LETTERHEAD]

As of December 15, 2008

To Non-Employee Trustees Holding Phantom Units:

As you are aware, the phantom units that have been awarded to you as Restricted Units under the RAIT Financial Trust 2008 Incentive Award Plan (previously known as the RAIT Investment Trust 2005 Equity Compensation Plan) (the “Plan”) are subject to the requirements of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) because they constitute deferred compensation. As a consequence, in order to comply with the requirements of section 409A of the Code and its corresponding regulations, the terms of the Unit Award Agreements (collectively, the “Agreements”) covering your currently outstanding Restricted Units (collectively, the “Grants”) must be amended by December 31, 2008 to be in documentary compliance with such requirements. As a result, the purpose of this letter is to amend the Agreements covering these outstanding Grants so that they will be in compliance with such requirements.

Specifically, as of the date of this letter, each Agreement is hereby amended as follows, except to the extent already provided in your Agreement for such Grant (all capitalized terms not defined in this letter, shall have the meaning set forth in the Agreements):

•	The redemption of Restricted Units to an equivalent number of Common Shares shall occur within thirty (30) days following the designated Redemption Date.

•

Since your Agreements provide that dividend equivalents will be paid to you when dividends are declared with respect to the Common Shares, the cash payment for such dividend equivalents will be paid to you at the same time that the dividends are paid to the shareholders holding Common Shares.

•

If a Change of Control occurs, upon such occurrence, unless the Committee determines otherwise in accordance with the requirements of section 409A of the Code, your outstanding Restricted Units shall be distributed to you in accordance with the terms of your Agreement.

•

You Agreements are intended to comply with the requirements of section 409A of the Code and shall in all respects be administered in accordance with section 409A of the Code. Notwithstanding any provision in your Agreements to the contrary, conversion of Restricted Units and payment of dividend equivalents may only be made under the Agreements upon an event and in a manner permitted by section 409A of the Code or an applicable exemption. Each conversion and payment made under the Agreements shall be treated as a separate conversion and payment for purposes of section 409A of the Code. In no event may you, directly or indirectly, designate the calendar year of a conversion or payment.

•	In all respects not modified herein, your Agreements are hereby ratified and confirmed.

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FORM FOR NON-EMPLOYEE TRUSTEES HOLDING

RSUS SUBJECT TO 409A

(NO SUBSEQUENT DEFERRAL ELECTION)

As this letter amends the terms of your Agreements, you should retain this letter with your Agreements. Should you have any questions regarding this letter, please contact Jack E. Salmon, RAIT’s Chief Financial Officer and Treasurer, at (215) 243-9032. Should you have any questions about how section 409A of the Code applies to you and your Grants you should contact your personal tax advisor.

Sincerely,

Jack E. Salmon